UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BWAY HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BWAY Holding Company

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Date:	Friday, February 27, 2009
Time:	11:00 a.m. (Eastern Standard Time)
Place:	Doubletree Hotel
1075 Holcomb Bridge Road, Roswell, Georgia 30076

PURPOSE OF THE MEETING:

1.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2009; and

2.	To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

Record Date: Only stockholders of record as of the close of business on January 20, 2009 are entitled to receive notice of, to attend and to vote at the meeting.

Proxy Voting: Your vote is important. To ensure that each stockholder’s vote is counted at the meeting, stockholders are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card. Stockholders attending the meeting may vote in person even if they have previously returned proxy cards.

Our 2008 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jeffrey M. O’Connell
Vice President, Treasurer and Secretary

Atlanta, Georgia

January 26, 2009

BWAY HOLDING COMPANY

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

PROXY STATEMENT

FOR THE

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 27, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of BWAY Holding Company, a Delaware corporation (“BWAY Holding,” “the Company,” “us,” or “our”) for use at the Company’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, February 27, 2009 at 11:00 a.m., Eastern Standard Time, at the Doubletree Hotel located at 1075 Holcomb Bridge Road, Roswell, Georgia 30076, or at any postponement or adjournment of the Annual Meeting for the purposes set forth in the accompanying Notice of 2009 Annual Meeting of Stockholders. This Proxy Statement, form of proxy and voting instructions are first being made available to stockholders on or about January 26, 2009.

BWAY Corporation (“BWAY”), the wholly-owned operating subsidiary of BWAY Holding, is not soliciting proxies. BWAY Holding and BWAY filed as co-registrants an annual report on Form 10-K for the fiscal year ended September 28, 2008 with the Securities and Exchange Commission (the “SEC”). Certain information required to be provided in Form 10-K was incorporated by reference to this Proxy Statement.

GENERAL INFORMATION ABOUT THE MEETING

Annual Report. The Annual Report to Shareholders containing financial statements for the fiscal year ended September 28, 2008 is being provided with the Proxy Statement. The financial statements are included in the annual report on Form 10-K for the fiscal year ended September 28, 2008, as filed with the SEC on December 12, 2008.

Stockholders may request a copy of the Annual Report to Shareholders by writing or telephoning us at: BWAY Holding Company, Investor Relations, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, telephone (770) 645-4800. The annual report on Form 10-K may be accessed on the Internet through our website at www.bwaycorp.com or through the SEC’s website at www.sec.gov.

Purpose of the Meeting. At the Annual Meeting, stockholders will vote on the items of business outlined in the Notice of 2009 Annual Meeting of Stockholders, included as the cover page to this Proxy Statement. In addition, management will report on our business and respond to questions from stockholders. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Record Date. The Board has established January 20, 2009 as the record date for the Annual Meeting (the “Record Date”). Only holders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

As of the Record Date, there were 21,907,380 shares of the Company’s common stock outstanding. There are no other classes of capital stock outstanding.

Voting Your Proxy. Whether or not you plan to attend the Annual Meeting, you may grant a proxy to vote your shares by marking your vote, signing your name exactly as it appears on your proxy card, dating your card and promptly returning it in the envelope provided.

All proxies that have been properly authorized and not revoked will be voted at the Annual Meeting. If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 27, 2009. The Board does not presently intend to bring any other business before the Annual Meeting, and we are not aware of any other matters to be raised at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment in the interest of the Company.

Revoking Your Proxy. You may revoke your proxy at any time before it is exercised by:

•	attending the Annual Meeting and voting in person;

•	delivering a properly executed, later-dated proxy prior to the Annual Meeting; or

•	delivering a written notice of revocation to the Company’s corporate secretary at the Company’s principal executive office prior to the Annual Meeting.

Quorum. For business to be conducted at the Annual Meeting, a quorum must be present. Each share of common stock outstanding on the Record Date is entitled to one vote on all matters coming before the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing a majority of the voting power of such shares will constitute a quorum for the transaction of business. A stockholder may abstain from voting with respect to each item submitted for stockholder approval. Abstentions and “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present for the transaction of business, but will not be counted as votes cast. Where a broker or nominee is not instructed to vote on a particular proposal, such broker or nominee has discretion to vote its clients’ shares with respect to “routine” matters (see “Votes Required,” below). If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Votes Required. Pursuant to the Company’s Amended and Restated Bylaws, each item of business to be voted on at the Annual Meeting requires the affirmative vote by the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is considered a “routine” matter under New York Stock Exchange (“NYSE”) rules. The NYSE rules allow brokerage firms to vote their clients’ shares on routine matters if the clients do not provide voting instructions. The NYSE rules do not allow brokerage firms to vote their clients’ shares on non-routine matters in the absence of affirmative voting instructions. Abstentions will be counted for the purpose of determining whether a quorum is present for the transaction of business, but will not be counted as votes cast; thus, abstentions will have the effect of a vote against the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Cost of Proxy Solicitation. The Company will pay all of the costs of preparing, printing and distributing proxy materials. In addition, we will reimburse brokerage firms, banks and other representatives of stockholders for reasonable expenses incurred as defined in the NYSE schedule of charges. We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of stockholders forward proxy materials and annual reports to the beneficial owners of our Common Stock. We expect to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit proxies in person, by telephone, through electronic transmission and by facsimile transmission. Directors and employees of the Company do not receive additional compensation for soliciting stockholder proxies.

Householding. The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to the attention of Investor Relations, BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350 or by calling (770) 645-4800. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.

CORPORATE GOVERNANCE

DIRECTORS AND EXECUTIVE OFFICERS

Director Nominees and Continuing Directors

There are no directors currently standing for reelection. The table below summarizes the continuing directors as of September 28, 2008. The term for each director expires as of the 2010 Annual Meeting of Stockholders.

Name	Age	Position
Jean-Pierre M. Ergas	69	Non-Executive Chairman
Warren J. Hayford	79	Non-Executive Vice-Chairman (Independent)
Earl L. Mason	61	Independent Director
Lawrence A. McVicker	67	Independent Director
David M. Roderick	84	Independent Director
Wellford L. Sanders, Jr.	63	Independent Director
David I. Wahrhaftig	51	Director
Thomas R. Wall, IV	50	Director

Director Biographies

The following biographies are limited to business experience for the past five years, information on positions held with the Company, if any and other directorships held by each of the directors listed above. Additional information about our directors can be found by following the “Investor Relations” link on our website.

Mr. Ergas became our Non-Executive Chairman on January 1, 2008. Mr. Ergas served as the Executive Chairman of BWAY Holding from March 2007 to December 2007 and the Executive Chairman of BWAY from January 2007 to December 2007. Mr. Ergas has been a member of our board of directors since February 2003. He served as the Chairman and Chief Executive Officer of BWAY from January 2000 to January 2007. Mr. Ergas has served as one of BWAY’s directors since August 1995 and served as Vice Chairman of BWAY’s board of directors from July 1999 to December 1999. Mr. Ergas is a director of Dover Corporation, General Moly, Inc. and Compagnie Plastic Omnium.

Mr. Hayford became our Non-Executive Vice-Chairman in February 2003 and Non-Executive Vice-Chairman of BWAY in December 1999. Mr. Hayford has been a member of our board of directors since February 2003. From 1989 until December 1999, Mr. Hayford served as BWAY’s Chief Executive Officer and Chairman of the Board.

Mr. Mason became one of our directors and a director of BWAY on June 18, 2007. Mr. Mason presently serves as the Chairman of the Board of Dividend Growth Fund. From 2002 until 2006, Mr. Mason served as the Lead Director and Chairman of the Audit Committee at Earle M. Jorgensen Company.

Mr. McVicker became one of our directors on March 7, 2007 and became a director of BWAY in October 2004. Mr. McVicker is currently the Chief Executive Officer of MVOC, LLC (since 2004). Mr. McVicker was Chairman and Chief Executive Officer of North America Packaging Corporation (a subsidiary of BWAY) from 2001 to July 2004.

Mr. Roderick became one of our directors in July 2004 and became a director of BWAY in May 2003. Mr. Roderick has served as Chairman of the Board of Earle M. Jorgensen Company since January 1998.

Mr. Sanders became one of our directors in May 2008. Mr. Sanders is a Managing Director, Wachovia Capital Markets, LLC, a Wells Fargo Company, a position he has held since 1997.

Mr. Wahrhaftig became one of our directors in September 2002 and a director of BWAY in February 2003. Mr. Wahrhaftig joined Kelso & Company (a private equity firm) in 1987 and has served as a managing director since 1998. Mr. Wahrhaftig is a director of DSW Holdings, Inc., KAR Holdings, Inc. and Renfro Corporation.

Mr. Wall became one of our directors in September 2002 and became a director of BWAY in February 2003. Mr. Wall joined Kelso & Company (a private equity firm) in 1983 and has served as a managing director since 1990. Mr. Wall is a director of Ellis Communications Group, LLC, Endurance Business Media, Inc. and Renfro Corporation.

The Board oversees our business and affairs, advises management regarding a broad range of subjects including our strategies and operating plans. Members of the Board monitor and evaluate our business performance through regular communication with our Chief Executive Officer and other members of management, and by attending Board meetings and Board committee meetings.

DIRECTOR NOMINATION PROCESS

The Nominating and Governance Committee (“Nominating Committee”) is responsible for screening and recommending to the Board director candidates for nomination. The Nominating Committee may engage an independent search firm to assist in identifying appropriate candidates to consider as additions to the Board. When there is an opening on the Board, the Nominating Committee will also consider nominations received from our stockholders, if the proposed candidates meet the director qualification standards of the Company. These standards are discussed below.

When the Board elects to fill a vacancy on the Board, the committee will announce the open position and post any additional search criteria on our website at www.bwaycorp.com—select “Investor Relations” and then “Corporate Governance.” Candidates recommended by stockholders, if qualified, will be considered in the same manner as any other candidate.

The Nominating Committee will then evaluate the resumes of any qualified candidates recommended by a search firm and stockholders, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

•	High professional and personal ethics and values;

•	A strong record of significant leadership and meaningful accomplishments in his or her field;

•	Broad policy-making experience;

•	The ability to think strategically;

•	Sufficient time to carry out the duties of Board membership; and

•	A commitment to enhancing stockholder value and representing the interests of all stockholders.

All candidates are evaluated based on these qualification standards and the current needs of the Board.

Stockholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our website. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by stockholders should be submitted as follows:

Chairman, Nominating and Governance Committee

c/o Corporate Secretary

BWAY Holding Company

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

DIRECTOR INDEPENDENCE

The information presented under this caption, “Director Independence” is incorporated by reference into Item 13, “Certain Relationships and Related Transactions, and Director Independence,” in the Company’s annual report on Form 10-K for the fiscal year ended September 28, 2008.

With the adoption of its Corporate Governance Principles, the Board established independence standards consistent with the requirements of the SEC and NYSE corporate governance rules, as applicable. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with BWAY Holding (directly, or as a partner, stockholder or officer of an organization that has a relationship with BWAY Holding). In addition, NYSE rules provide that no director or director nominee may be deemed independent if the director or director nominee

—has in the past three years:

•

Received (or whose immediate family member has received as a result of service as an executive officer) more than $120,000 during any 12-month period in direct compensation from BWAY Holding, other than director and committee fees and certain pension payments and other deferred compensation;

•	Been an employee of BWAY Holding;

•	Had an immediate family member who was an executive officer of BWAY Holding;

•	Worked on (or whose immediate family member has worked on) our audit as a partner or an employee of our internal or independent auditor; or

•	Been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee at that time included a present executive officer of BWAY Holding; or

—is:

•

A partner or employee of our internal or independent auditor (or whose immediate family member is currently a partner of such firm or is employed in the audit, assurance or tax compliance practice of such firm); or

•

An employee (or has an immediate family member who is an executive officer) of another company that makes payments to BWAY Holding, or receives payments from BWAY Holding, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under our director independence standards described above, as of September 28, 2008, the Board has determined that each director, with the exception of Messrs. Ergas, Wahrhaftig and Wall, is independent. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, and on discussions with the directors. Mr. Ergas is not independent because he was an employee of the Company until December 31, 2007. Messrs. Wahrhaftig and Wall are not independent because they are managing members of Kelso, to whom we paid approximately $5.4 million in fiscal 2007.

As of September 28, 2008, each of the members of the Audit, Compensation and Nominating and Governance committees were considered independent.

CODE OF ETHICS

The Board values effective corporate governance and adherence to high ethical standards. As such, the Board has adopted Corporate Governance Guidelines for our directors and our Code of Business Conduct and Ethics for our directors and employees, including the named executive officers. Both our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on our website at www.bwaycorp.com—select “Investor Relations” and then “Corporate Governance.” Paper copies of these documents are available to stockholders free of charge upon request.

COMMUNICATIONS WITH DIRECTORS

Stockholders and interested parties who wish to contact the Board, any individual director, or the non-management or independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of:

Corporate Secretary

BWAY Holding Company

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

The corporate secretary will forward all written stockholder correspondence to the appropriate Board member(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The corporate secretary may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within BWAY Holding for review and possible response. Comments or questions regarding BWAY Holding’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating Committee.

DIRECTOR COMPENSATION

Overview of Director Compensation

The Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board’s duties, and to fairly compensate directors for their service. The review is comprehensive and includes consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (i) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (ii) the level of continuing education required to remain informed of broad corporate governance trends, and material developments and strategic initiatives within BWAY Holding; and (iii) the risks associated with fulfilling fiduciary duties. To supplement the qualitative analysis, the Compensation Committee also considers the total value of the compensation as compared with comparably sized public companies.

Non-Employee Director Compensation

Non-employee directors of the Company receive the following compensation under the terms of the BWAY Holding Company Independent Director Compensation Policy:

Annual cash retainer	$40,000
Annual equity grant	50,000
Board or committee meeting fee (excluding audit committee meeting fee to chair)	1,500
Chair of the Audit Committee meeting fee	4,000

The number of shares issued under the annual equity-based retainer award is calculated using the closing price of the Company’s common stock on the date of the first board meeting of the fiscal year. The award is in the form of restricted stock, which vests on the last day of such fiscal year. If the service of an independent director terminates other than because of death or disability prior to the last day of such fiscal year, the unvested restricted stock then held will be forfeited.

Pursuant to a letter agreement with Mr. Ergas following his retirement from the Company effective December 31, 2007, as approved by the Compensation Committee, Mr. Ergas will receive $140,000 annually for the performance of his duties as non-executive chairman and the board, at its discretion, may grant Mr. Ergas an annual bonus.

Director Stock Ownership Guidelines

The Compensation Committee has not established stock ownership guidelines for our non-management directors.

Other Benefits

We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, we extend coverage to all directors under a directors’ and officers’ indemnity insurance policy.

2008 Director Summary Compensation Table

Non-employee directors of the Company who served during fiscal 2008 earned the following compensation:

Name	Fees Earned or Paid In Cash		Stock Awards(1)	Non-qualified Deferred Compensation Earnings		All Other		Total
Jean-Pierre M. Ergas	$305,000	(2)	$—	$83,692	(3)	$435,207	(4)	$823,899
Warren J. Hayford	58,000	(5)	50,000	—	(6)	—		108,000
Earl L. Mason	79,000	(7)	50,000	—		—		129,000
Lawrence A. McVicker	62,500	(8)	50,000	—		—		112,500
David M. Roderick	53,500	(9)	50,000	—		—		103,500
Wellford L. Sanders, Jr.	18,714	(10)	19,453	—		—		38,167
David I. Wahrhaftig	—		—	—		—		—
Thomas R. Wall, IV	—		—	—		—		—

(1)	Under the BWAY Holding Company Independent Director Compensation Policy, each independent director is granted an annual equity-based retainer award with a value at time of issuance of approximately $50,000. Such award is in the form of restricted stock, which vests on the last day of the fiscal year. If an independent director is appointed during the fiscal year, the retainer is pro rated from the date of appointment.

As of September 28, 2008, the aggregate number of stock awards outstanding to directors was: Messrs. Hayford, McVicker and Roderick—6,247 shares each; Mr. Mason—9,407 shares; and Mr. Sanders—1,983 shares

(2)	The amount represents $105,000 in fees for the performance of Mr. Ergas as non-executive chairman of the board and a bonus of $200,000 approved by the board, each paid in cash. The bonus was earned in fiscal 2008 and paid in December 2008.

(3)	During fiscal 2008, we accrued $83,692 in expenses related to Mr. Ergas’ supplemental executive retirement plan. During 2008, we paid Mr. Ergas $204,750 in benefits under this plan.

(4)	The amount represents $202,185 in compensation paid to Mr. Ergas in the quarter ended with his retirement from the Company on December 31, 2007, perquisites of $38,022 for club dues, healthcare benefits and travel benefits for Mrs. Ergas ($29,650 in fiscal 2008) and $195,000 in consulting fees. The consulting fees were paid pursuant to a consulting agreement with Ergas Ventures, LLC, of which Mr. Ergas is a managing director.

(5)	The amount represents $40,000 in retainer fees and $18,000 in meeting fees.

(6)	During fiscal 2008, we recognized a benefit of $104,000 related to Mr. Hayford’s supplemental executive retirement plan due to the death of Mr. Hayford’s spouse who would have received a spousal benefit if Mr. Hayford preceded her in death. During 2008, we paid Mr. Hayford $157,500 in benefits under this plan.

(7)	The amount represents $40,000 in retainer fees and $39,000 in meeting fees, each paid in cash.

(8)	The amount represents $40,000 in retainer fees and $22,500 in meeting fees, each paid in cash.

(9)	The amount represents $40,000 in retainer fees and $13,500 in meeting fees, each paid in cash.

(10)	The amount represents $15,714 in retainer fees and $3,000 in meeting fees, each paid in cash.

CERTAIN COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is comprised of three members from the Board, Messrs. Mason, McVicker and Sanders. The committee acts under a written charter adopted and approved by the Board. The audit committee charter is posted on our website at www.bwaycorp.com—select “Investor Relations” and then “Corporate Governance.” All members of the committee meet the SEC and NYSE definitions of independence for audit committee members. The Board has determined that each of the members of the audit committee is a financial expert for purposes of the SEC rules. No member of the Audit Committee serves on the audit committee of more than three public companies.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee’s role includes discussing with management the Company’s processes for managing business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent registered public accounting firm auditor in carrying out its oversight responsibilities.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The audit committee approved all fees incurred by the Company from Deloitte  & Touche in 2008 and 2007.

Audit and Non-Audit Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our annual financial statements for the years ended September 28, 2008 and September 30, 2007 and fees billed for tax and other services rendered by Deloitte & Touche during those periods. The fees were approved by the Audit Committee pursuant to the committee’s pre-approval policy.

(Dollars in Millions)	Fiscal	Fiscal
Description	2008	2007
Audit Fees	$1.2	$0.8
Audit-Related Fees	—	0.3
Tax Fees	0.2	0.1
All Other Fees	—	—

Total	$1.4	$1.2

Description of Services

Audit Fees. Audit fees relate to services rendered in connection with the audit of the Company’s annual financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Fees. Audit-related fees include fees for SEC registration statement services and consultation on accounting standards or transactions and business acquisitions.

Tax Fees. Tax fees relate to services for tax compliance, tax advice and tax planning.

All Other Fees. All other fees include fees for services not included in the above captions. There were no other fees paid in fiscal 2008 or fiscal 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the Record Date, there were 21,907,380 shares of BWAY Holding Company common stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of BWAY Holding’s common stock by each of the current executive officers named in the Summary Compensation Table, by directors, by each person believed by the Company to beneficially own more than 5% of BWAY Holding’s common stock, by all current executive officers and directors of the Company as a group and by certain other Company stockholders. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. The business address of each of the directors and executive officers is BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Directors and Executive Officers
Jean-Pierre M. Ergas, Non-Executive Chairman	1,285,794	(1)	5.5%
Warren J. Hayford, Non-Executive Vice-Chairman (Independent)	1,911,135	(2)	8.4%
Earl L. Mason, Independent Director	18,753	(3)	*
Lawrence A. McVicker, Independent Director	15,593	(3)	*
David M. Roderick, Independent Director	15,593	(3)	*
Wellford L. Sanders, Jr., Independent Director	11,329	(3)	*
Thomas R. Wall, IV, Director(4)(5)	—		*
David I. Wahrhaftig, Director(4)(5)	—		*
Kenneth M. Roessler, President and Chief Executive Officer, Director(7)	630,991	(8)	2.8%
Michael B. Clauer, Executive Vice President and Chief Financial Officer(7)	—		*
Kevin C. Kern, Senior Vice President and Chief Administrative Officer	231,455	(8)	1.0%
Jeffrey M. O’Connell, Vice President, Treasurer and Secretary	129,181	(9)	*
Thomas K. Linton, Senior Vice-President; President and Chief Operating Officer—NAMPAC Division	205,896	(10)	*
Dennis A. Bednar, President and Chief Operating Officer—BWAY Packaging	10,000	(11)	*
All Directors and Executive Officers as a Group (14 persons)	4,465,721	(12)	17.8%
Other Stockholders
Kelso Investment Associates VI, L.P.	9,928,103	(13)	45.3%
KEP VI, LLC	9,928,103	(13)	45.3%
CCM Master Qualified Fund, Ltd.	1,140,686	(14)	5.2%
Cumberland Associates LLC	1,577,310	(15)	7.2%
Silver Point Capital, L.P.	1,129,400	(16)	5.2%
ValueAct SmallCap Master Fund, L.P.	3,481,122	(17)	15.9%

*	Less than 1%.

(1)	The figure represents options to purchase 1,285,794 shares, which could be exercised within 60 days of January 20, 2009. The options are held by Sagre Group, L.P., a limited partnership of which Mr. Ergas is the managing partner.

(2)	The figure includes: (a) 15,593 outstanding shares owned by Mr. Hayford (9,346 of the shares were issued under the Company’s independent director compensation plan for fiscal 2009. The shares are restricted and will vest ratably over the fiscal year ending September 27, 2009. Although not fully vested as of January 20, 2009, Mr. Hayford has sole voting power of the shares); (b) options to purchase 754,074 shares, which he could exercise within 60 days of January 20, 2009; (c) 226,636 outstanding shares in two grantor retained annuity trusts (“GRAT”) from which Mr. Hayford receives annual annuity payments; and (d) 914,831 outstanding shares held by the MaryLou Hayford Declaration of Trust, the trust of Mr. Hayford’s late wife of which he is a co-trustee. Mr. Hayford disclaims beneficial ownership of the shares held in the trust of Mrs. Hayford.

Mr. Hayford is the settlor but not the trustee of each GRAT. Mr. Hayford’s descendants and a charitable trust are the remaindermen of the GRATs. The Hayford Children’s Annuity Trust holds 76,969 shares and the Hayford 2008 Annuity Trust holds 150,000 shares. Mr. Hayford disclaims beneficial ownership of the shares held by the GRATs, except to the extent of his pecuniary interest therein.

(3)	The figure includes 9,346 shares issued under the Company’s independent director compensation plan for fiscal year 2009. The shares are restricted and will vest at the end of the fiscal year on September 27, 2009. Although the shares will not be fully vested within 60 days of January 20, 2009, the director has sole voting power of the shares and the shares are included in the calculation of beneficial ownership.

(4)	The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

(5)	Messrs. Wall and Wahrhaftig, as well as Frank T. Nickell, George E. Matelich, Michael B. Goldberg, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro and James J. Connors, II, may be deemed to share beneficial ownership of shares of common stock owned of record by Kelso Investment Associates VI, L.P. and KEP VI, LLC, by virtue of their status as managing members of KEP VI, LLC and Kelso GP VI, LLC, the general partner of Kelso Investment Associates VI, L.P. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors share investment and voting power with respect to the shares of common stock owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC but disclaim beneficial ownership of such shares.

(6)	The figure represents options to purchase 630,991 shares, which Mr. Roessler could exercise within 60 days of January 20, 2009.

(7)	Mr. Clauer was hired by the Company and appointed Executive Vice President and Chief Financial Officer on January 5, 2009. He was not an officer of the Company during fiscal 2008. Prior to January 5, 2009, Mr. Kern served as the Company’s Vice President of Administration and Chief Financial Officer. Mr. Clauer was granted an option to purchase 50,000 shares of the Company’s common stock. The option vests in equal installments upon each of the first three anniversaries of the grant. None of those options would be exercisable within 60 days of January 20, 2009.

(8)	The figure represents: (a) 8,508 outstanding shares owned by Mr. Kern; and (b) options to purchase 222,947 shares, which Mr. Kern could exercise within 60 days of January 20, 2009.

(9)	The figure represents: (a) 5,672 outstanding shares owned by Mr. O’Connell; and (b) options to purchase 123,509 shares, which Mr. O’Connell could exercise within 60 days of January 20, 2009.

(10)	The figure represents: (a) 45,382 outstanding shares owned by Mr. Linton; and (b) options to purchase 160,514 shares, which Mr. Linton could exercise within 60 days of January 20, 2009.

(11)	The figure represents options to purchase 10,000 shares, which Mr. Bednar could exercise within 60 days of January 20, 2009.

(12)	The figure of outstanding shares and options, as described in the preceding footnotes and in footnote 13 below, excludes shares held by Kelso Investment Associates VI, L.P. and KEP VI, LLC that may be deemed to be beneficially owned by Mr. Wall and Mr. Wahrhaftig.

(13)	The shares of common stock beneficially owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC represent the combined share ownership of Kelso Investment Associates VI, L.P. and KEP VI, LLC. Kelso Investment Associates VI, L.P. and KEP VI, LLC, due to their common control, could be deemed to beneficially own each of the other’s shares, but disclaim such beneficial ownership. The business address of each of the reporting persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

(14)	Information is based solely on a Schedule 13G filed with the SEC on July 11, 2008. The schedule reported beneficial ownership as of June 18, 2008. CCM Master Qualified Fund, Ltd. has shared voting and dispositive power over 1,140,686 shares. The business address of each of the reporting persons is One North Wacker Drive, Suite 4350, Chicago, IL 60606.

(15)	Information is based solely on a Schedule 13G/A filed with the SEC on February 7, 2008. Cumberland Associates LLC reports having sole voting and dispositive power over 1,321,870 shares and reports having shared voting and dispositive power over 255,440 shares. The address of the reporting person is 1114 Avenue of the Americas, New York, NY 10036.

(16)

Information is based solely on a Schedule 13G filed with the SEC on February 14, 2008. Silver Point Capital, L.P. reports having sole voting and dispositive power for 1,129,400 shares. Edward A. Mule reports having sole voting and dispositive power for 1,129,400 shares. Robert J. O’Shea reports having sole voting and dispositive power for 1,129,400 shares. Silver Point Capital, L.P. is the investment manager of Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund, Ltd. (the “Offshore Fund”) and by virtue of such status may be deemed to be the beneficial owner of the common stock held by the Fund and the Offshore Fund. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point Capital, L.P. and as a result may be deemed to be the beneficial owner of the common stock held by the Fund and the Offshore Fund. Each of Mr. Mule and Mr. O’Shea is a member of Management and has voting and investment power with respect to the common stock held by the Fund and the Offshore Fund and may be deemed to be a beneficial owner of the common stock held by the Fund and the Offshore Fund. Silver Point Capital, L.P., Management and Messrs. Mule and O’Shea disclaim beneficial ownership of the shares held by the Fund and the Offshore Fund, except to the extent of any pecuniary interest. The address of each of the reporting persons is Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830.

(17)	Information is based solely on a Schedule 13D/A filed with the SEC on October 14, 2008 and Form 4 filed with the SEC on November 25, 2008. Each of ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC, ValueAct SmallCap Management, L.P., ValueAct SmallCap Management, LLC and David Lockwood reports having sole voting and dispositive power for 3,384,322 shares on the Schedule 13D/A and each reports a beneficial interest in an additional 96,800 shares on the Form 4. Includes 3,481,122 shares owned directly by ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC as the General Partner of ValueAct SmallCap Master Fund, L.P., (ii) ValueAct SmallCap Management, L.P. as the manager of ValueAct SmallCap Master Fund, L.P. and (iii) ValueAct SmallCap Management, LLC as the General Partner of ValueAct SmallCap Management, L.P. and, as such, may be deemed to be the beneficial owner of the shares held by ValueAct SmallCap Master Fund, L.P. Mr. Lockwood is the Managing Member of VA SmallCap Partners, LLC and ValueAct SmallCap Management, LLC and may also be deemed to be the beneficial owner of the shares. Mr. Lockwood disclaims beneficial ownership of the reported stock except to the extent of his pecuniary interest therein. The address of each of the reporting persons is 435 Pacific Avenue, San Francisco, CA 94133.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who own more than 10% of our registered common stock file initial reports of ownership with the SEC and the NYSE. They must also file reports of changes in ownership with the SEC and the NYSE. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) reports that they file.

Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from our records. Based on a review of information available to us, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were complied with during the fiscal year ended September 28, 2008, with the exception of the late filing of a Form 5 on January 26, 2009 by Mr. Hayford, one of our directors, due to a technical oversight.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The information presented in this compensation discussion and analysis, including the Summary Compensation Table below and related tables, refers to positions held by those during fiscal 2008. Each of the named executive officers held their position for the entire fiscal year, except for Mr. Bednar, who moved into his current position in February 2008. Prior to becoming president and chief operating officer of the entire BWAY Packaging division, Mr. Bednar was the chief operating officer for a section of that division. As of September 28, 2008, Mr. Bednar was not an officer of the Company; however, under the rules of the SEC he is considered a named executive officer for the disclosures presented below. On January 5, 2009, Mr. Kern became Senior Vice President and Chief Administrative Officer of the Company.

Named Executive Officers

The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the “named executive officers” as of and for the fiscal year ended September 28, 2008:

•	Kenneth M. Roessler, President and Chief Executive Officer;

•	Kevin C. Kern, Vice President of Administration and Chief Financial Officer;

•	Jeffrey M. O’Connell, Vice President, Treasurer and Secretary;

•	Thomas K. Linton, Senior Vice President; President and Chief Operating Officer—NAMPAC; and

•	Dennis A. Bednar, President and Chief Operating Officer—BWAY Packaging.

Biographical information on our named executive officers can be found in Item 10, “Directors, Executive Officers and Corporate Governance” of the annual report on Form 10-K for the fiscal year ended September 28, 2008 or on the Company’s website, www.bwaycorp.com, under the “Investor Relations” link.

Compensation Objectives

The fundamental objectives of our executive compensation programs are to ensure that executives are provided incentives and compensated in a way that advances both the short- and long-term interests of stockholders while also ensuring that we are able to attract and retain executive management talent.

How We Determine Compensation

The Compensation Committee is responsible for discharging the Board’s responsibilities related to the compensation of our executives. The duties and responsibilities of the Compensation Committee include, but are not limited to, the following:

•	Establish our general compensation philosophy, and, in consultation with senior management, oversee the development and implementation of our compensation programs;

•

At least annually: (i) review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, (ii) evaluate the performance of the Chief Executive Officer in light of those goals and objectives, (iii) report the results of such evaluation to the Board and (iv) determine the Chief Executive Officer’s compensation level based on this evaluation;

•

At least annually, review and approve all compensation arrangements of our named executive officers and other senior executives, including, without limitation: (i) annual base salary; (ii) short-term incentive levels; (iii) long-term incentive levels; (iv) employment agreements, severance arrangements and change-in-control agreements/provisions, in each case as, when and if appropriate; and (v) any special or supplemental benefits;

•

Review and make recommendations to the Board with respect to compensation, incentive-compensation plans and equity-based plans, other than as related to the Chief Executive Officer, and oversee the administration of these plans, including the discharge of any responsibilities imposed on the Compensation Committee by any of these plans;

•	Periodically review and make recommendations to the Board regarding director compensation;

•

Oversee regulatory compliance with respect to compensation matters, including our policies on structuring compensation programs to preserve tax deductibility (including, as and when required, for compliance with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), establishing performance goals and certifying that such performance goals and any other material terms have been attained);

•	Report to the Board periodically on all matters for which the Compensation Committee has responsibility; and

•

Exercise such other powers and perform such other duties and responsibilities as are incidental to the purposes, duties and responsibilities specified in its Charter and as may from time to time be delegated to the Compensation Committee by the Board.

At the beginning of each fiscal year, management provides the Compensation Committee with recommendations for total compensation for the named executive officers. The Compensation Committee engages an independent compensation consultant to assist in the development of compensation data that facilitates management’s recommendations to the Compensation Committee. The management presentation includes an analysis prepared in support of the recommendations. Based on the compensation consultant’s proprietary data, the analysis includes market compensation based on comparable positions of responsibility using competitive pay levels. The consultant determines competitive pay levels through regression analysis, a statistical technique that considers the relationship between total revenue and compensation. The analysis provides competitive data at various percentile ranks within the distribution of compensation. The Compensation Committee uses the percentile ranks as a guide and does not have a specific policy to maintain executive compensation at or within certain percentiles. In addition, the focus of the analysis is based on a position and does not take into account individual incumbent factors, such as performance, years of experience, skill set or perceived value of the position to the company, each of which is evaluated by the Compensation Committee using its judgment.

The Compensation Committee reviews the recommendations and discusses them with management. The Compensation Committee’s review is comprehensive and includes consideration of many factors, including: (i) the alignment of the proposed compensation with our compensation objectives; (ii) the overall value of the compensation package; and (iii) the comparability of supplemental compensation, benefits, perquisites and protections commonly extended to executive officers of other comparably sized companies.

Role of Executive Officers in Determining Compensation

Mr. Roessler rates the individual performance and assesses the talent of the other named executive officers, which may impact their base salary, short-term incentive awards or, to the extent applicable, long-term incentive awards, and makes his recommendations to the Compensation Committee regarding their compensation.

Summary of Compensation and Benefit Programs

We maintain a variety of compensation and benefit programs in which our named executive officers and other selected employees participate. These programs include our short-term Annual Incentive Plan (“AIP”); our Long-Term Incentive Programs (“LTIPs”); and our retirement savings plans.

Elements of Compensation

We approach our compensation objectives for our named executive officers through the following elements:

Element	Form of Compensation	Purpose	Performance Metric(s)
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Not performance-based
Short-Term Incentive	Cash	Provide the opportunity to earn competitive compensation directly linked to our performance	Adjusted EBIT and Adjusted Free Cash Flow (Fiscal 2008); ROIC and Adjusted EBITDA less Capital Expenditures (Fiscal 2009)
Long-Term Incentive	Stock options	Create a strong financial incentive for achieving or exceeding long-term performance goals and encourage a significant equity stake in our company	BWAY Holding common stock price
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance, disability and paid vacation plans	Plans are part of our broad-based employee benefits program	Not performance-based
Executive Benefits and Perquisites	Change in control agreements for certain executives, reimbursement for out-of-pocket expenses under our basic salaried health insurance program (including deductibles and co-payments), automobile allowance and country/health club dues	Provide competitive benefits to promote the health, well-being and financial security of our executive officers	Not performance-based

Analysis of Compensation Elements

Base Salary: The Compensation Committee generally determines base salary levels for our named executive officers early in the fiscal year, with changes becoming effective during the second quarter of each fiscal year. The base salaries that became effective in fiscal 2008 were established based upon a review of the following factors: (i) internal value of the position relative to other positions; (ii) external value of the position or comparable position; and (iii) individual performance compared with individual objectives. Based on these factors, the Compensation Committee approved base salary increases of 3% for Messrs. Kern, O’Connell and Linton. Mr. Roessler’s salary was increased 4% late in the third quarter of fiscal 2008; his increase was higher because it was the first increase in his base salary since becoming CEO in January 2007. Mr. Bednar’s base salary increased 20% over his initial base salary when he was hired in August 2007. The increase for Mr. Bednar was concurrent with his promotion to President and Chief Operating Officer of the Company’s BWAY Packaging division. With the exception of the adjustment for Mr. Bednar, the base salary adjustments for the named executive officers in fiscal 2008 reflect a general inflation increase consistent with annual base salary adjustments for many of the Company’s salaried positions. Mr. Bednar’s increase reflected the additional responsibilities associated with his new position.

Based on the performance of the Company in fiscal 2007, relative to internally established performance metrics, the Compensation Committee chose not to increase base salary for the named executive officers beyond a general inflation factor. The committee believed that management would be adequately compensated in fiscal 2008 in accordance with the goals of compensation as discussed in this CD&A if management achieved the fiscal 2008 performance metrics under the AIP.

Short-Term Incentive: Short-term incentive awards, which are payable in cash under our AIP, are expressed as a percentage of each named executive officer’s base salary, called the “Target Percentage.” The Target Percentage is determined based on: (i) each named executive officer’s position of responsibility as determined by the by the independent compensation consultant; (ii) the proportion of total short-term compensation paid as base salary; and (iii) relativity to the roles of the other named executive officers. In fiscal 2008, the Target Percentages for the named executive officers ranged from 40% to 70%. These percentages remained unchanged from fiscal 2007 and no changes to them are expected for fiscal 2009.

Based on actual performance compared with specific goals, award recipients could earn zero to two and a half times their Target Percentage. The specific goals are approved by the Compensation Committee at the beginning of each fiscal year. The goals are established with a minimum required result before any incentive is payable. The goals are expected to be challenging, but achievable with significant effort. The Target Percentage may be allocated among several metrics, each, based on actual performance, with a different multiplier. The sum of metric percentages must equal 100%.

With the exception of Messrs. Bednar and Linton, the metric used to measure the performance of our named executive officers for fiscal 2008 was split evenly between consolidated earnings before interest and taxes, adjusted by adding back restructuring expense and certain one-time adjustments (“Adjusted EBIT”) and operating cash flow, adjusted as applicable for one time or unusual items, less capital expenditures (“Adjusted Free Cash Flow”). Messrs. Bednar and Linton, as divisional officers, had the additional metric of Adjusted EBIT for their respective division (BWAY Packaging or NAMPAC).

Each proposed AIP Payout, which is based on actual results, is presented to the Compensation Committee for final approval before it is paid. AIP is paid in the first quarter of the subsequent fiscal year after operating results have been finalized and the Compensation Committee has approved the payout. Each element of short-term incentive awards is subject to the attainment of a minimum threshold. Metrics used to measure performance are calculated net of any expected bonus level and, as such, are “self-funding.”

We believe our use of the selected performance metrics as a primary incentive factor demonstrates our commitment to linking executive compensation with increasing stockholder value.

The actual performance for fiscal 2008 was compared with the goals approved by the Compensation Committee to determine the expected AIP Payout. The Multiplier goals for fiscal 2008 were established based on consolidated Adjusted EBIT, consolidated Adjusted Free Cash Flow and, for Messrs. Bednar and Linton, additionally on divisional Adjusted EBIT.

In fiscal 2008, the achievement of established metrics was mixed. Although the Company exceeded the maximum metric level for Adjusted Free Cash Flow, the Company did not achieve the minimum metric level of consolidated Adjusted EBIT, each as set by the Compensation Committee to trigger an AIP Payout for the named executive officers. For the divisional goals for Messrs. Bednar and Linton, the BWAY Packaging division exceeded its maximum metric level but the NAMPAC division failed to achieve its minimum metric level. All of the named executive officers received a partial AIP Payout in fiscal 2008.

Long-Term Incentive: The Compensation Committee has not awarded long-term incentive awards under our LTIP to the named executive officers, excluding Messrs. Bednar and Linton, since the management buyout in 2003. Mr. Linton was granted certain awards under our LTIP at the acquisition of NAMPAC in fiscal 2004 and Mr. Bednar was awarded certain awards under our LTIP when he was hired in fiscal 2007. The options granted to the named executive officers, with the exception of Mr. Bednar, consisted of service options, which vested over three years, performance options, which vested over five years based on the achievement of certain annual and cumulative performance goals, and exit options, which vested based on certain exit events and the achievement of certain cumulative return on investment criteria. Concurrent with the initial public offering in June 2007, the Board approved the vesting of all unvested performance awards and the vesting of a portion of the exit options based on the percentage of the cumulative return on investment criteria as of the initial public offering. In addition, the vesting criteria of the remaining unvested exit options was modified so the options vest in three tranches based on the performance of BWAY Holding’s stock. The awarding of options and the vesting modifications made at the initial public offering are consistent with our compensation objectives to advance the long-term interest of our stockholders, as well as to retain executive management talent. The options awarded to Mr. Bednar were granted pursuant to the LTIP adopted by the Board in fiscal 2007 preceding and in contemplation of the initial public offering. The awards to Mr. Bednar are service awards and vest in three equal annual installments beginning on the first anniversary of the grant.

For a discussion of our LTIPs, see Note 10, Share-Based Compensation, of Notes to Consolidated Financial Statements, in Item 8 of the annual report on Form 10-K for the fiscal year ended September 28, 2008. In addition, see “Stock Ownership Guidelines” below.

Perquisites and Other Benefits: Our named executive officers are generally offered the same employee benefits and perquisites offered to all employees. In addition, certain of our named executive officers receive an automobile allowance, are paid for expenses not covered under our health insurance plans, change-in-control agreements, employment agreements and country club dues. We provide executive benefits and perquisites to compete for executive talent and to promote the health, well-being and financial security of our named executive officers. A description of executive benefits and perquisites, and the costs associated with providing them for the named executive officers, are reflected in the “All Other Compensation” column of the Summary Compensation Table under “Compensation of Executive Officers” below.

Retirement Savings Plans: Our retirement savings plans are intended to meet the requirements of Section 401(k) of the Code. With the exception of Mr. Linton, each of the named executive officers is eligible to participate in the BWAY retirement savings plan. Mr. Linton is eligible to participate in the NAMPAC retirement savings plan. The BWAY plan matches 100% of the first 4% of employee contributions, up to a maximum of $9,200 for calendar year 2008, and the NAMPAC plan contributes 3% of base salary without an employee participation requirement, up to the IRS allowed maximum ($6,900 for calendar year 2008). The Company’s contributions to these retirement savings plan vest immediately.

Although we currently intend to continue the retirement savings plans, as well as to make employer contributions, the Compensation Committee may terminate the plan or discontinue the matching contributions at its sole discretion. We do not sponsor any other retirement plans in which our named executive officers participate. The plans are not expected to provide sufficient income replacement relative to our named executive officers’ anticipated retirement needs. The potential retirement income gap for our named executive officers may be filled by other reward elements, including long-term incentives.

Other Retirement Benefits

NAMPAC Pension Plan: Mr. Linton participates in a defined benefit pension plan sponsored by NAMPAC that covers certain of its hourly and salaried employees. The plan was frozen for salaried and hourly participants in 2004 and 1998, respectively. Benefits are based on the participant’s compensation and period of employment as of the date the plan was frozen. The plan was in place when we acquired NAMPAC, and it was frozen to new participants following the acquisition in 2004. None of the other named executive officers participates in this plan, and no other defined pension benefits are offered to the named executive officers.

Equity Award Grant Practices

All equity-based incentive awards, including awards to our named executive officers and directors, must be approved by the Compensation Committee.

Timing of Awards: Equity awards are discretionary and are not granted on a set schedule. The Compensation Committee is evaluating future grants, if any, of additional equity awards to our named executive officers. Special long-term incentive awards are generally granted, as deemed necessary, at regularly scheduled committee meetings for new hires, promotions, recognition or retention purposes. We do not coordinate or time the release of material non-public information around our grant dates in order to affect the value of the compensation. Our named executive officers do not play a role in the selection of grant dates.

Determination of Grant Date: The grant date is the date that the Compensation Committee approves the equity award and the Company and the award recipient reach a mutual understanding of the key terms and conditions of the award.

Determination of Exercise Price: The exercise price for stock option awards is equal to the last reported sale price of BWAY Holding common stock on the grant date as quoted on the NYSE. Unless otherwise determined by the Compensation Committee, “fair market value” as of a given date is the closing sale price of BWAY Holding common stock on such date as quoted on the NYSE.

Repricing of Stock Options: Under our LTIPs, a stock option may not be: (i) amended to reduce its initial exercise price, except in the case of a stock split or similar event; or (ii) canceled and replaced by a stock option having a lower exercise price; without the approval of stockholders.

Stock Ownership Guidelines

The Compensation Committee has not set specific stock ownership guidelines for the named executive officers. With the exception of Mr. Bednar, who was hired in fiscal 2007, and Mr. Linton, who was not a named executive officer until fiscal 2004 when we acquired NAMPAC, each of the named executive officers was a member of management at the time of the Kelso buyout in February 2003. At that time, management deferred the exercise of certain equity awards and was awarded additional equity awards for an overall equity position that was acceptable to Kelso, our equity partner in the buyout.

Tax and Other Considerations

Tax Deductibility of Compensation: Section 162(m) of the Code limits the deductibility of compensation in excess of $1.0 million paid to the Chief Executive Officer, the Chief Financial Officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. It is intended that all performance-based compensation paid as related to fiscal 2008 to our named executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m), or because the payment of amounts in excess of $1.0 million qualify as performance-based compensation under the provisions of Section 162(m).

We believe that it is important to continue to be able to take all available company tax deductions with respect to the compensation paid to our named executive officers. Therefore, we believe we have taken all actions that may be necessary under Section 162(m) to continue to qualify for all available tax deductions related to executive compensation.

Accounting Treatment: We account for stock-based awards based on their grant date fair value, as determined under SFAS No. 123(R), Share-Based Payment. Compensation expense for these awards is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier). If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that will ultimately vest. The majority of our outstanding, unvested awards have vesting criteria based on the achievement of certain stock price targets. We used a Monte-Carlo simulation model to determine an expected term over which we are recognizing the expense. Outstanding, unvested options granted under the Omnibus Incentive Plan, none of which were granted to a named executive officer, vest over three year service period, with one-third vested on each anniversary date.

Executive Compensation Changes Planned for Fiscal 2009

Short-Term Incentive: The bonus criterion for the named executive officers as it related to consolidated Adjusted EBITDA was modified to a measure of return on invested capital (“ROIC”) in fiscal 2009; the bonus criterion based on consolidated Adjusted Free Cash Flow was modified to consolidated Adjusted EBITDA minus capital expenditures in fiscal 2009. The bonus objectives for fiscal 2009 for Messrs. Bednar and Linton include a component based on divisional ROIC.

Fiscal 2009 Basis for Establishing Compensation: The basis for establishing compensation will remain unchanged in fiscal 2009. As discussed above, the metrics for short-term incentive awards under our AIP have been revised to reflect what we believe are measures important to stockholders. The Compensation Committee is currently evaluating base salary and short-term incentive Target Percentage based, in part, on the analysis provided by the independent compensation consultant.

Fiscal 2009 Long-Term Incentives: The Compensation Committee is currently evaluating the sufficiency of management’s outstanding long-term incentive awards as an incentive for the achievement of long-term goals. Although we do not anticipate any additional long-term incentive awards to the named executive officers in fiscal 2009, the Compensation Committee will evaluate the use of such awards should circumstances change or if it determines in its discretion that additional awards are necessary to fulfill our compensation objectives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hayford, Mason, Wall and Sanders served as members of the compensation committee during fiscal 2008. In May 2008, Mr. Sanders was appointed to the Board, and he replaced Mr. Wall on the committee.

During fiscal 2008, there were no compensation committee interlocks and, except as disclosed above, there was no insider participation in compensation committee decisions.

No member of the compensation committee during fiscal 2008 was an officer or employee of the Company. Other than Mr. Hayford, no member of the compensation committee during fiscal 2008 was a former officer of the Company. Mr. Hayford served as the Chief Executive Officer of BWAY prior to January 2000.

COMPENSATION COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” in this Proxy Statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and considered to be furnished in the Company’s annual report on Form 10-K for the fiscal year ended September 28, 2008.

Compensation Committee

Warren J. Hayford, Chairman

Earl L. Mason

Wellford L. Sanders, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the total compensation earned by each of our named executive officers during fiscal years 2008 and 2007:

Name and Principal Position	Fiscal Year		Base Salary ($)	Bonus ($)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Kenneth M. Roessler	2008		607,000	—		1,230,001	531,125	—		39,918	(4)	2,408,044
President and Chief Executive Officer	2007		550,000	3,681,000	(1)	2,207,144	—	—		47,706	(4)	6,485,850
Kevin C. Kern	2008		346,375	—		295,203	216,484	—		48,086	(5)	906,148
Vice-President of Administration and Chief Financial Officer	2007		323,333	1,417,000	(1)	529,712	—	—		47,127	(5)	2,317,172
Jeffrey M. O’Connell	2008		224,125	—		123,001	112,063	—		28,727	(6)	487,916
Vice-President, Treasurer and Secretary	2007		211,667	805,000	(1)	220,713	—	—		25,785	(6)	1,263,165
Thomas K. Linton	2008		356,563	—		361,982	111,426	—	(7)	49,485	(8)	879,456
Senior Vice President, President and Chief Operating Officer—NAMPAC Division	2007		339,367	972,000	(1)	629,484	212,104	—	(7)	27,878	(8)	2,180,833
Dennis A. Bednar	2008		281,250	192,640	(9)	25,523	246,094	—		—		745,507
President and Chief Operating Officer—BWAY Packaging Division	2007	(10)	30,449	50,000	(11)	841	—	—		—		81,290

(1)	The amounts in this column represent a one-time bonus paid to management based on the successful completion of BWAY Holding’s initial public offering in June 2007.

(2)	The amounts in this column represent the dollar amount of the expense related to stock option awards recognized by the Company for financial statement reporting purposes in accordance with SFAS No. 123(R). In 2007, the amounts include expense recognized related to the accelerated vesting of certain exit event options concurrent with the initial public offering. For Messrs. Roessler, Kern, O’Connell and Linton, these amounts were $1,680,461, $403,306, $168,044 and $439,121, respectively. For a discussion of the acceleration of vesting and for the assumptions used in calculating these amounts, see Note 10, Share-Based Compensation, of Notes to Consolidated Financial Statements, in Item 8 of the annual report on Form 10-K for the fiscal year ended September 28, 2008.

(3)	The amounts in this column reflect short-term incentive awards made under our AIP. The amounts in 2007 and 2008 represent awards expensed in those years and paid in the first quarter of fiscal years 2008 and 2009, respectively.

(4)	The amount includes employer matching contributions under our Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. Roessler that were not covered under our basic health insurance plan, an automobile allowance and club dues.

The out-of-pocket expenses reimbursed to the named executive officer that were not covered under our basic health insurance plan include, among other things, co-payments, deductibles and procedures not covered under the basic plan. The amounts are initially paid by the executive and submitted by him for reimbursement by the company. Any amount included in other compensation is the amount submitted by the person during the fiscal year and it will not reflect any amounts incurred by the person that have not been submitted to the company for reimbursement.

(5)	The amount includes employer matching contributions under our Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. Kern that were not covered under our basic health insurance plan, an automobile allowance and club dues. See footnote 4 above for a further discussion of the out-of-pocket health plan expenses reimbursed.

(6)	The amount includes employer matching contributions under our Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. O’Connell that were not covered under our basic health insurance plan and an automobile allowance. See footnote 4 above for a further discussion of the out-of-pocket health plan expenses reimbursed.

(7)	The actuarially determined liability related to Mr. Linton’s participation in the NAMPAC defined benefit pension plan decreased $179 in fiscal 2008 and $1,559 in fiscal 2007. The liabilities decreased in each year as discount rates changed. The liability is funded and will be paid from the plan trust. See Note 13, “Employee Benefit Obligations—Pension and Postretirement Benefit Plans,” of Notes to Consolidated Financial Statements, in Item 8 of our annual report on Form 10-K for the fiscal year ended September 28, 2008. The decrease in pension value is not included in the table.

(8)	The amount includes employer contributions under the NAMPAC Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. Linton that were not covered under our basic health insurance plan ($27,024 in fiscal 2008), personal use of a company car and club dues. See footnote 4 above for a further discussion of the out-of-pocket health plan expenses reimbursed.

(9)	The amount represents a relocation bonus paid to Mr. Bednar to facilitate his decision to relocate to the BWAY Packaging division office in Cincinnati, Ohio.

(10)	Mr. Bednar was hired in August 2007 as the Chief Operating Officer for a section of our BWAY Packaging division. In February 2008, Mr. Bednar was promoted to President and Chief Operating Officer of the entire BWAY Packaging division.

(11)	The amount represents a sign-on bonus paid to Mr. Bednar as an incentive to accept the Company’s employment offer.

Grants of Plan-Based Awards

There were no grants under our LTIP or any other plan to any of our named executive officers during fiscal 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of equity awards outstanding for each of the named executive officers as of September 28, 2008:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Kenneth M. Roessler(1)	56,758	—	1.78	9/5/2011
	37,311	—	1.84	2/21/2010
	536,922	214,018	5.35	2/08/2013
Kevin C. Kern(1)	15,389	—	1.61	12/14/2009
	78,697	—	2.96	1/28/2012
	128,861	51,365	5.35	2/08/2013
Jeffrey M. O’Connell(1)	2,346	—	1.61	12/14/2009
	67,472	—	2.96	1/28/2012
	53,691	21,402	5.35	2/08/2013
Thomas K. Linton(1)	160,514	63,982	8.82	7/08/2014
Dennis A. Bednar(2)	10,000	20,000	11.23	9/18/2017

(1)

The unexercisable options outstanding will become vested in three equal tranches based on an average per share closing price of BWAY Holding common stock over 45 day periods with a minimum closing price on the 45th day for each tranche, as follows: (i)  1/3 will vest if the average per share closing price of BWAY Holding common stock over any consecutive 45 days during which the stock trades is at least $19.26 and the closing price on the 45th such day is at least $16.37; (ii)  1/3 will vest if the average per share closing price of BWAY Holding common stock over any consecutive 45 days during which the stock trades is at least $21.52 and the closing price on the 45th such day is at least $18.29; and (iii)  1/3 will vest if the average per share closing price of BWAY Holding common stock over any consecutive 45 days during which the stock trades is at least $23.78 and the closing price on the 45th such day is at least $20.21.

(2)	The unexercisable options outstanding will become vested in equal tranches on the second and third anniversary of the grant date, which was September 18, 2007.

Options Exercised

There were no options exercised by the named executive officers during fiscal 2008.

Pension Benefits

The table below provides a summary of the pension benefits for our named executive officers as of September 28, 2008:

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Fiscal 2008 ($)
Thomas K. Linton	NAMPAC Pension Plan	3.1	38,970	—

The present value of accumulated benefit represents benefits payable under a defined benefit pension plan sponsored by NAMPAC that covers certain of its salaried employees. The plan was frozen in 2004. Mr. Linton’s benefits are based on his compensation and period of employment as of the date the plan was frozen.

Potential Payments Upon Termination or Change-in-Control

We have change-in-control agreements and employment agreements with certain of our named executive officers (see “Management Employment Agreements” and “Change in Control Agreements” below). As such, potential payments that could be received by our named executive officers upon termination of employment or a change-in-control would be in connection with these agreements and equity-based incentive awards granted under our LTIP. The amounts reported for stock options represent the intrinsic value of stock options, calculated based on the closing price of our common stock on September 26, 2008, the last trading day in fiscal 2008. The amounts reported for change-in-control agreements represent the amounts payable upon a change-in-control as if such occurred on September 28, 2008.

The following table summarizes potential payments of upon termination or change-in-control for each named executive officer under various scenarios:

			Termination
Name	Element	For Cause(1) ($)	Not for Cause(2) ($)		Following Change-in- Control(3) ($)		Death or Disability(4) ($)	Retirement(5) ($)
Kenneth M. Roessler	Stock options	—	4,580,157		4,580,157		4,580,157	4,580,157
	Change in control	—	—		1,779,000		—	—

	Total	—	4,580,157		6,359,157		4,580,157	4,580,157
Kevin C. Kern	Stock options	—	1,746,074		1,746,074		1,746,074	1,746,074
	Change in control	—	—		793,000	(6)	—	—

	Total	—	1,746,074		2,539,074		1,746,074	1,746,074
Jeffrey M. O’Connell	Stock options	—	1,001,248		1,001,248		1,001,248	1,001,248
	Change in control	—	—		401,000	(6)	—	—

	Total	—	1,001,248		1,402,248		1,001,248	1,001,248
Thomas K. Linton	Stock options	—	523,276		523,276		523,276	523,276
	Change in control	—	605,000	(7)	979,000	(8)	—	—

	Total	—	1,128,276		1,502,276		523,276	523,276

(1)	All stock options are immediately and irrevocably forfeited upon termination for cause. In addition, no amounts are payable under the applicable change-in-control agreements upon termination for cause.

(2)	Upon voluntary termination or termination other than for cause: (i) stock options that are vested as of the date of termination may be exercised during a 60-day period beginning on the termination date; and (ii) all unvested stock options are immediately and irrevocably forfeited as of the date of termination. In addition, no amounts are payable under the applicable change-in-control agreements upon voluntary termination or termination other than for cause.

(3)	Upon involuntary termination or termination for good reason within 12 months following a change-in-control: (i) stock options vest 100% and may generally be exercised until their natural dates of expiration; and (ii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned.

(4)	Upon death or disability: (i) stock options that are vested as of the date of death or disability may generally be exercised for a period of one year; and (ii) all unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of death or disability. In addition, no amounts are payable under the applicable change-in-control agreements upon death or disability.

(5)	Upon qualified retirement: (i) stock options that are vested as of the date of qualified retirement may generally be exercised for a period of one year; and (ii) all unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of qualified retirement. In addition, no amounts are payable under the applicable change-in-control agreements upon qualified retirement.

(6)	This amount represents amounts due under a change-in-control agreement. For a summary of the amounts payable to the named executive officer and restrictive covenants contained in the agreement, see “Change in Control Agreements” below.

(7)	Mr. Linton is entitled to certain payments upon termination without cause pursuant to a letter agreement dated July 2004. Under this agreement, Mr. Linton is entitled to one time annual base salary, accrued bonus through the date of termination, and health and dental benefits for a period of twelve months.

(8)	Mr. Linton’s change-in-control payments are pursuant to a letter agreement dated May 28, 2004. Under this agreement, Mr. Linton is entitled to two times annual base salary, one time annual bonus and health and dental benefits for a period of twenty-four months.

Management Employment Agreements

Thomas K. Linton. BWAY entered into a letter agreement with Mr. Linton in May 2004 that became effective upon the closing of the NAMPAC acquisition on July 7, 2004. Pursuant to the agreement, Mr. Linton became President and Chief Operating Officer—NAMPAC Division. Mr. Linton’s base salary was initially set and is subject to annual merit increases based on a performance review. Mr. Linton is eligible to participate in the annual cash incentive plan as discussed in “Compensation Discussion and Analysis” under “Executive Compensation” above. Pursuant to the agreement, Mr. Linton was eligible to participate in a long-term incentive program that was subsequently frozen following the company’s initial public offering.

In the event BWAY terminates Mr. Linton’s employment for reasons other than performance or cause, he will be entitled to his base salary, health and dental benefits and executive outplacement services, each for twelve months following the date of his termination. Mr. Linton will also be entitled to any accrued and unpaid bonus through the date of termination.

In the event of a change in control whereby more than 50% of the business is sold to another controlling interest, as detailed in the agreement, if Mr. Linton is terminated for reasons other than performance or cause within six months following the change in control, he is entitled to a lump sum payment of two times his annual base salary and one times his target incentive bonus, each as in effect at the time of the change in control. Mr. Linton would also be entitled to twenty-four months of health and dental benefits and executive outplacement services. Any benefits under the change in control would be in lieu of any other severance benefits provided for in the agreement.

Change in Control Agreements

In the second half of fiscal 2007, we entered into change of control agreements with each of Messrs. Roessler, Kern and O’Connell.

The change in control agreements had an initial term that ended on December 31, 2008, but are subject to automatic one-year renewals unless we provide or the executive provides written notice of non-renewal at least 30 days prior to the expiration of the initial term or any extended term. The agreements automatically renewed on December 31, 2008.

If an executive is not continuously employed with the company through the date that is 30 days prior to the change in control event, the change in control agreement will be void and without effect. If a change in control occurred within the agreement’s initial or extended term, the executive would be entitled to certain benefits if we were to terminate the executive’s employment without cause or as a result of the executive’s death or disability, or if the executive terminates employment for good reason at any time within 30 days prior to or 24 months following the change in control event. The benefits would generally include the following:

(a)	a lump sum payment equal to the sum of two (in the case of Mr. Roessler), one-and a half (in the case of Mr. Kern) or one (in the case of Mr. O’Connell) times the executive’s base salary, and one times the executive’s target bonus;

(b)	continuation of perquisites until the later of the end of the year in which the executive terminates employment or the date that is six months following the executive’s termination of employment;

(c)	reimbursement of COBRA premiums under our group health plan and dental plan for up to one and a half years following the executive’s termination of employment;

(d)	individual life insurance coverage on substantially similar terms as the coverage provided to the executive as of the date his employment terminated under our group life insurance plan for a period of one and a half years following the termination date;

(e)	any retirement benefits to which the executive may be entitled pursuant to any nonqualified retirement or nonqualified deferred compensation plans maintained by us in which the executive is a participant as of the termination date would fully vest; and

(f)	outplacement services for a period of 12 months.

The change in control agreements provide that if any payments to the executive are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the amount payable under the agreement will be reduced by the minimum amount necessary to reduce the “parachute payments” to 299% of the executive’s “base amount” as defined in Section 280G of the Internal Revenue Code.

Payment of the benefits described above will be delayed for six months following the date the executive’s employment terminates if such delay is deemed necessary to avoid the imposition on the executive of an additional tax under Section 409A of the Internal Revenue Code.

Following termination, each executive will be subject to a customary one-year non-compete agreement, which, if breached, would require an executive to repay (or, if unpaid, to forfeit) all the above specified payments and benefits, as well as to forfeit any vested or unvested equity awards and return any compensation realized by the executive upon the vesting of such equity awards that occurred during the period beginning from the earlier of the date the executive materially violated any restrictive covenant or the date the executive terminated employment.

For purposes of the change in control agreements, a “change in control” is generally defined to include:

•

the acquisition by any person, other than by us, our subsidiaries, any of our employee benefit plans or their subsidiaries or, collectively, Kelso Investment Associates VI, L.P. and KEP VI, LLC, of 50% or more of the combined voting power of our then outstanding voting securities;

•	a change in the majority of the board during any 24 month period as a result of a proxy contest;

•

a merger or consolidation resulting in the persons who were owners of our voting securities, immediately prior to such transaction, ceasing to own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving company;

•

a liquidation or dissolution of our company (other than a liquidation of our company into any of our subsidiaries or a liquidation resulting in shareholders that held a majority of our voting stock prior to the liquidation holding substantially all of our assets); or

•	the sale, transfer or other disposition of 80% or more of our assets in a single transaction or a series of related transactions in any consecutive 12-month period to one or more unaffiliated persons.

A change in control will not be deemed to occur if we file for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code. In addition, a change in control will not be deemed to occur upon a public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission that covers our common stock.

For purposes of the change in control agreements, “cause” is generally defined to include:

•	refusal or neglect to perform employment-related duties;

•	willful misconduct or breach of fiduciary duty resulting in material harm to us;

•	conviction of or entering a plea of guilty to a crime constituting a felony or willful violation of any other law, rule, or regulation (other than a traffic offense);

•	material breach of any restrictive covenant with us.

For purposes of the change in control agreements, “disability” is generally defined as a reasonably documented physical or mental illness preventing an executive from performing his duties for us on a full-time basis for more than six months, and within 30 days after we have provided written notice of termination, the executive has not returned to the full time performance of his duties.

“Good reason” is generally defined to include:

•	any action by us that is materially inconsistent with, or results in the material reduction of, the executive’s current title, duties or responsibilities;

•	the executive’s current base salary is materially reduced below his salary on the date of a change in control;

•	the executive’s benefits are materially reduced, unless a similar reduction is made for other executives;

•	the change in control requires executive is required to relocate more than 25 miles; or

•	our successor fails to assume the executive’s change in control agreement.

As discussed under “Management Employment Agreements” above, Mr. Linton’s letter agreement provides certain change in control benefits.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The information presented under this caption, “Certain Relationships and Related Party Transactions” is incorporated by reference into Item 13, “Certain Relationships and Related Transactions, and Director Independence,” in the Company’s annual report on Form 10-K for the fiscal year ended September 28, 2008.

Registration Rights Agreement

On February 7, 2003, BWAY Holding entered into a registration rights agreement with the non-Kelso Securityholders. Pursuant to this agreement, the Kelso affiliates have the right to make an unlimited number of requests that BWAY Holding register their shares under the Securities Act of 1933, as amended, and, following the first anniversary of an initial public offering, Mr. Hayford has the right to make up to two requests for such registration. In any demand registration, all of the parties to the registration rights agreement have the right to participate on a pro rata basis, subject to certain conditions. In addition, if BWAY Holding proposes to register any of its shares (other than registrations related to exchange offers, benefit plans and certain other exceptions), all of the holders of registration rights under the registration rights agreement have the right to include their shares in the registration statement, subject to certain conditions.

Nominating Agreement

In June 2007, BWAY Holding entered into a Nominating Agreement with the Kelso affiliates. Under the terms of the agreement, so long as the aggregate beneficial ownership percentage of Kelso and its affiliates, including any shares of common stock over which Kelso or any affiliate of Kelso has have voting or dispositive power, in the total outstanding shares of BWAY Holding common stock exceeds the percentages set forth in the table below, the Board, acting through the Nominating and Corporate Governance Committee, will include in the slate of nominees recommended to stockholders of the Company for election as directors the number of individuals designated by Kelso set forth opposite the applicable percentage:

Ownership Percentage	Number of Kelso Designees
Less than 15% but equal to or greater than 5%	1 individual
Less than 30% but equal to or greater than 15%	2 individuals
Equal to or greater than 30%	3 individuals

Kelso Arrangements

Kelso provides certain advisory services to the company. We do not pay any advisory fees to Kelso related to these services. We reimburse Kelso for their actual expenses incurred and indemnify them in connection with any services provided to us.

Review of Related Party Transactions

Prior to entering into a related party transaction, the Board reviews such transaction for any conflicts of interest or unfavorable terms relative to a similar arms-length transaction. The Board may approve a related party transaction based on its review of the transaction and its determination that said transaction is in the best interests of the company.

PROPOSAL NO. 1

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2009. At the Annual Meeting, the Board is asking stockholders to vote in favor of ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. If the appointment of Deloitte & Touche LLP were not to be ratified by the stockholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote.

Deloitte & Touche LLP has advised the Audit Committee that they are independent accountants with respect to the Company, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Board Voting Recommendation

The Board of Directors recommends that stockholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2009.

If the appointment of Deloitte & Touche LLP were not to be ratified by the stockholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote.

OTHER BUSINESS

Management and the Board are not aware of any other item of business that will be addressed at the Annual Meeting. If any other item of business is properly brought before the Annual Meeting, the persons appointed to vote the proxies will vote the shares they represent in accordance with their best judgment in the interest of the Company.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Stockholder proposals may be submitted for BWAY Holding’s 2010 proxy material after the 2009 Annual Meeting but must be received no later than 5:00 p.m. Eastern Daylight Time on September 27, 2009. Stockholder proposals must be submitted in writing to the attention of the Corporate Secretary at the address of our principal executive office: BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

Stockholders who intend to present an item of business at the 2010 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the Company’s Proxy Statement) must provide notice of such business to the Corporate Secretary no earlier than October 30, 2009 and no later than November 29, 2009, as set forth more fully in the Company’s by-laws.

Please mark	☒
your votes as
indicated in
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THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

		FOR	AGAINST	ABSTAIN
1.	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	☐	☐	☐	2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE AND RETURN THIS

PROXY PROMPTLY

USING THE ENCLOSED ENVELOPE.

Mark Here for Address ☐
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Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

BWAY Holding Company

You may review our SEC filings, including this year’s proxy statement, online at www.bwaycorp.com.

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PROXY	BWAY HOLDING COMPANY	PROXY
8607 Roberts Drive, Suite 250
Atlanta, Georgia 30350-2237

ANNUAL MEETING OF STOCKHOLDERS – FEBRUARY 27, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of BWAY Holding Company (the “Company”) hereby appoints Jeffrey M. O’Connell and Kevin C. Kern, and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote all of the common stock of the Company held in the undersigned’s name on its books as of January 20, 2009 at the Annual Meeting of Stockholders to be held at the Doubletree Hotel located at 1075 Holcomb Bridge Road, Roswell, Georgia 30076 at 11:00 a.m. EST on Friday, February 27, 2009 or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Stockholders and the accompanying proxy statement, each of which is incorporated herein by reference, subject to any directions noted on the reverse side of this card.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR Proposal 1. Should any other matter requiring a vote of the stockholders arise at the Annual Meeting or any adjournment or postponement thereof, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
Address Change/Comments
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

You can now access your BWAY Holding Company account online.

Access your BWAY Holding Company stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for BWAY Holding Company now makes it easy and convenient to get current information on your shareholder account.

☐ View account status	— View payment history for dividends
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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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